Filed pursuant to Rule 424(b)(3)
Registration No. 333-272815

PROSPECTUS SUPPLEMENT NO. 8

(to Prospectus dated October 11, 2023)

Up to 205,652,848 Shares of Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated October 11, 2023, relating to our Registration Statement on Form S-1 (Registration No. 333-272815) (as supplemented or amended from time to time, the “Prospectus”). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to supplement the Prospectus with the following information:

On February 27, 2024, CytoDyn Inc. (the “Company”) received confirmation from the U.S. Food and Drug Administration (the “FDA”) that its clinical hold on leronlimab has been lifted. The Company now intends to pursue its plan for the further development of leronlimab as a therapy that provides clinical benefit by modulating chronic inflammation. The Company believes its proposed inflammation study will allow the Company to further establish leronlimab’s mechanism of action in a cost-effective manner.

The information in this prospectus supplement includes forward-looking statements relating to, among other things,  future clinical trials and our business strategy. The reader is cautioned not to rely on these statements, which are based on our current expectations. Please see below for additional information about risks involving our securities.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference. The Prospectus, together with this prospectus supplement, relates to the resale of up to 74,903,789 shares of our common stock, par value $0.001 per share (the “common stock”), and 130,749,059 shares of our common stock underlying certain warrants (collectively, the “Shares”), by the selling stockholders identified in the Prospectus under “Selling Stockholders”.

Our common stock is quoted on the OTCQB of OTC Markets Group, Inc. under the symbol “CYDY.” On February 29, 2024 the closing price of our common stock was $0.2575 per share.

Investing in our securities involves risk. You should carefully consider the risks that we have described under the section captioned “Risk Factors” in the Prospectus on page 8 and in Part II, Item 1A of the 2024 Second Quarter 10-Q before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 1, 2024.